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                                                                    EXHIBIT 23.i

CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Rick's Cabaret International, Inc.



We consent to the incorporation by reference in the registration statement on Form S-8 of Rick's Cabaret International, Inc. of our report dated November 15, 1995, relating to the consolidated balance sheets of Rick's Cabaret International, Inc. as of September 30, 1995 and 1994 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Rick's Cabaret International, Inc.



Jackson & Rhodes, P.C.
Dallas, Texas


May 21, 1996